Exhibit 10.5

SCRIBE THERAPEUTICS INC.

October 12, 2021

Benjamin Oakes

Re:	EMPLOYMENT AGREEMENT

Dear Ben:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive”) and Scribe Therapeutics Inc., a Delaware corporation (the “Company”) sets forth the terms and conditions that shall govern the period of Executive’s continued employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”).

1. Duties and Scope of Employment.

(a) At-Will Employment. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. As a result, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.

(b) Position and Responsibilities. During the Employment Period, the Company agrees to continue to employ Executive in the position of President and Chief Executive Officer. Executive will continue to report to the Company’s Board of Directors (the “Board”), and Executive will be working out of the Company’s office in Alameda, California. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be lawfully assigned or delegated to Executive by the Board.

(c) Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of the Board which will not be unreasonably withheld, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of the Board; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.

(d) Business Opportunities. During Executive’s Employment, Executive shall promptly disclose to the Company each business opportunity of a type, which based upon its prospects and relationship to the business of the Company or its affiliates, the Company might reasonably consider pursuing. In the event that Executive’s Employment is terminated for any reason, the Company or its affiliates shall have the exclusive right to participate in or undertake any such opportunity on their own behalf without any involvement by or compensation to Executive under this Agreement.

(e) No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.

2. Cash and Incentive Compensation.

(a) Base Salary. Effective as of July 15, 2021, the Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $400,000 less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Cash Incentive Bonus. Effective as of the date hereof, Executive will be eligible to be considered for a discretionary annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period in the sole discretion of the Board or any Compensation Committee of the Board (including any delegate thereof, the “Committee”), as applicable. The initial target amount for any such Cash Bonus will be up to 40% of Executive’s Base Salary (the “Target Bonus Percentage”), less all required tax withholdings and other applicable deductions. The Cash Bonus payout for 2021 will be pro-rated based on the number of days you are employed with the Company during the period commencing on the date hereof and ending on December 31, 2021. The actual Cash Bonus payout for any year may be more or less than the Target Bonus Percentage (and may equal zero). The determinations of the Board or the Committee, as applicable, with respect to such Cash Bonus or the Target Bonus Percentage shall be final and binding. Executive’s Target Bonus Percentage for any subsequent year may be adjusted up or down, as determined in the sole discretion of the Board or the Committee, as applicable. Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company. Cash Bonuses will generally be paid in the first quarter of the calendar year immediately following the calendar year with respect to wish the Cash Bonus is being paid.

3. Employee Benefits. During the Employment Period, Executive shall be eligible to (a) receive paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time and (b) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4. Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, Executive shall only be entitled to (i) the accrued but unpaid Base Salary compensation and PTO, (ii) other benefits earned and the reimbursements described in this Agreement or under any Company-provided plans, policies, and arrangements for the period preceding the effective date of the termination of Employment, each in accordance with the governing documents and policies of any such benefits, reimbursements, plans and arrangements, and (iii) such other compensation or benefits from the Company as may be required by law (collectively, the “Accrued Benefits”).

6. Termination Benefits.

(a) Termination without Cause/Resignation for Good Reason and not in Connection with a Change in Control. If the Company (or any parent, subsidiary or successor of the Company) terminates Executive’s employment with the Company for a reason other than Cause or Executive terminates his employment with the Company for Good Reason in each case at any time other than during the period commencing ninety (90) days before and ending eighteen (18) months after a Change in Control, then, subject to Section 7, Executive will be entitled to the following:

(i) Accrued Compensation. The Company will pay Executive all Accrued Benefits.

(ii) Severance Payment. Executive will receive semi-monthly continuing payments of severance pay at a rate equal to Executive’s Base Salary, as in effect immediately prior to the date of Executive’s termination of employment but determined without regard to any reduction that may have given rise to Good Reason, for the Severance Period (as defined below), less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)); provided that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of Executive’s separation from service.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the Severance Period, (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans, or (C) the date upon which Executive is (or Executive’s eligible dependents are) no longer eligible for COBRA coverage. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(iv) Equity. All of Executive’s unvested and outstanding equity awards that would have become vested had Executive remained in the employ of the Company for the twelve (12) month period following Executive’s termination of employment shall immediately vest and become exercisable as of the date of Executive’s termination.

(b) Termination without Cause/Resignation for Good Reason in Connection with a Change in Control. If during the period commencing ninety (90) days before and ending eighteen (18) months after a Change in Control, the Company terminates Executive’s employment with the Company for a reason other than Cause or Executive terminates his employment with the Company for Good Reason then, subject to Section 7, Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 6(a) above:

(i) Accrued Compensation. The Company will pay Executive all Accrued Benefits.

(ii) Severance Payment. Executive will receive a lump sum severance payment equal to twelve (12) months’ of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of employment but determined without regard to any reduction which may have given rise to Good Reason, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures.

(iii) Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of twelve (12) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(iv) Equity. All of Executive’s unvested and outstanding equity awards shall immediately vest and become exercisable as of the date of Executive’s termination.

(c) Voluntary Resignation without Good Reason; Termination for Cause; Disability or Death. Notwithstanding anything to the contrary in this Section 6, if Executive’s employment with the Company is terminated due to (i) Executive’s voluntary resignation other than for Good Reason; (ii) the Company’s termination of Executive’s employment with the Company for Cause (iii) Executive’s Disability or (iv) Executive’s death, then Executive will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA). All Accrued Benefits shall in all cases be paid within thirty (30) days of Executive’s termination of employment (or such earlier date as required by applicable law) pursuant to this Section 6(c).

(d) Timing of Payments. Subject to any specific timing provisions in Section 6(a), 6(b), or 6(c), as applicable, or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.

(e) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent, subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 6 or pursuant to written equity award agreements with the Company.

(f) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

7. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims substantially in the form attached hereto as Exhibit A (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 7(d)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 6, (ii) the date the Release becomes effective, or (iii) Section 7(d)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of employment.

(b) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 11(a) below).

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.

(iv) Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(v) To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vi) The payments and benefits provided under Sections 6(a) and 6(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause” shall have the meaning ascribed to such term in the Company’s 2018 Stock Incentive Plan.

(b) Change in Control. “Change in Control” shall have the meaning ascribed to such term in the Company’s 2018 Stock Incentive Plan; provided that it shall also include a sale of all or substantially all of the Company’s assets.

(c) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(d) Disability. “Disability” or “Disabled” shall have the meaning ascribed to such term in the Company’s 2018 Stock Incentive Plan.

(e) Good Reason. Executive shall have “Good Reason” to resign from the Executive’s employment pursuant to Sections 6(a) and 6(b) in the event that any of the following actions are taken by the Company without Executive’s consent: (i) a material reduction of the Executive’s title, duties, authority, or responsibilities, including, without limitation, any requirement that the Executive report to any Person(s) other than the Board; (ii) any material reduction in Executive’s Base Salary or Target Bonus Percentage; (iii) Executive’s being required to work solely or substantially at a location more than thirty-five (35) miles from the location where the Executive has been permitted to work prior to the Effective Date; or (iv) the Company’s material breach of this Agreement or any other material agreement with the Executive; provided that any such event shall not constitute Good Reason unless and until Executive shall have provided the Company with written notice thereof no later than sixty (60) days following the initial occurrence of such event and the Company shall have failed to fully remedy such event within thirty (30) days of receipt of such notice, and the Executive shall have terminated the Executive’s employment with the Company promptly following the expiration of such remedial period.

(f) Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(g) Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

(h) Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(i) Section 409A Limit. “Section 409A Limit” shall mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

(j) Severance Period. “Severance Period” shall mean nine (9) months.

9. Restrictive Covenants.

(a) Non-Disparagement. Executive shall not make any remarks disparaging the conduct or character of the Company, any of the Company’s affiliates, any of the Company’s or any Company affiliates’ current or former employees, officers, directors, successors or assigns. The Company shall not, and shall instruct its officers and Board members to not, make any remarks disparaging the conduct or character of Executive. The foregoing shall not be violated (i) by either any Person truthfully participating in an investigation conducted by any government agency, complying with a subpoena or other court order or providing information otherwise required by law or (ii) by private statements by Executive to the Company or any officer, director, or employee of the Company; provided that such statements are made in the course of carrying out Executive’s duties pursuant to this Agreement.

(b) Confidentiality Agreement. The restrictive covenant obligations set forth in this Section 9 shall not be interpreted to in any way limit or modify the restrictive covenant obligations set forth in the Confidentiality Agreement (as defined in Section 11(a)).

10. Golden Parachute.

(a) Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 10(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

(b) A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 10(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 10(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.

11. Employment Conditions.

(a) Confidentiality Agreement. Executive’s Employment with the Company is contingent upon Executive’s continued compliance with the Company’s Employee Proprietary Information and Invention Assignment Agreement, dated October 1, 2018, by and between Executive and the Company (the “Confidentiality Agreement”).

12. Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Executive’s employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be resolved by final and binding arbitration before a single arbitrator in San Francisco County, California (or another mutually agreeable location). This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Executive’s or its confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.

The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing the offer letter, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.

13. Miscellaneous Provisions.

(a) Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. Executive agrees to indemnify and save Company and its affiliates harmless from any damages, which Company may sustain in any manner primarily through Executive’s willful misconduct or gross negligence or a material breach of the provisions of this Agreement.

(b) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c) Notice.

(1) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(ii) Notice of Termination. Any termination by the Company for Cause or resignation of Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 14(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.

(d) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive ). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e) Whole Agreement. This Agreement supersedes the offer letter dated, October 1, 2018, by and between Executive and the Company. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(g) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h) No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

(i) Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile or electronic copy will have the same force and effect as execution of an original, and a facsimile or electronic signature will be deemed an original and valid signature.

(k) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

SCRIBE THERAPEUTICS INC.

By:	/s/ Vijay Pande
Signature
Name:	Vijay Pande
Title:	Director

ACCEPTED AND AGREED:

BENJAMIN OAKES

By:	/s/ Benjamin Oakes
(Signature)

10/12/2021
Date

Exhibit A

Separation and Release Agreement

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”), is entered into by and between Scribe Therapeutics Inc. (the “Company”) and Benjamin Oakes (“Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement effective as of October 12, 2021 (the “Employment Agreement”);

WHEREAS, the parties agree that Executive will cease to serve as Chief Executive Officer of the Company and that Executive’s employment with the Company will terminate;

WHEREAS, the Company and Executive acknowledge that they at all times have maintained an at-will employment relationship, subject to the terms of the Employment Agreement; and

WHEREAS, Executive and the Company desire to end the employment relationship amicably and to resolve and settle any and all claims that Executive has or may have against the Company, including claims arising from any aspect of Executive’s employment with the Company or the termination of the employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, including the foregoing recitals, Executive and the Company, each intending to be legally held bound, agree as follows:

1.

Termination Date. Executive’s employment with the Company (and any of its subsidiaries or affiliates) will terminate effective [DATE] (the “Separation Date”). Executive shall not be entitled to any further salary, bonuses, wages, benefits, retirement benefits, insurance, or other compensation or benefits of any type from the Company, its subsidiaries or its affiliates as of the Separation Date. Effective as of the Separation Date, Executive hereby resigns from all positions Executive holds as an officer, director or otherwise with respect to the Company, its subsidiaries and its affiliates.

2.	Payments and Benefits.

(a)	Regardless of whether Executive executes this Agreement, Executive shall receive the compensation and benefits listed on Schedule 1.A. hereto.

(b)

Provided that this Agreement becomes effective in accordance with the terms herein and Executive complies with Executive’s obligations under this Agreement, Executive shall receive the consideration listed on Schedule 1.B. hereto.

3.

Responsibility for Taxes. Executive shall be solely responsible for the reporting and payment of any federal, state and/or local income or employment taxes and/or any other withholdings, if any, on all compensation and benefits provided to Executive under this Agreement, except for the amounts actually withheld by the Company in compliance with this Agreement. Executive shall indemnify, hold harmless and defend the Company, its officers, directors and shareholders from any and all taxes, penalties, interest, claims, costs and fees (including attorneys’ fees and costs), damages or actions based upon or arising out of or related to the foregoing.

4.	Release.

(a)

Executive, for and on behalf of himself and his executors, administrators, successors and assigns, voluntarily, knowingly and willingly releases and forever discharges the Company, together with its parents, subsidiaries, co-venturers and affiliates, and each of their respective predecessors, successors and assigns, and all of those entities’ current and former partners, shareholders, members, owners, heirs, assigns, employees, agents, officers, directors, attorneys, and insurers, but only in their capacities as such (collectively, “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or his heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which Executive signs this Agreement, including, but not limited to, (A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Releasees, and (B) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Family Rights Act, the California Constitution and the California Labor, Government, Civil and Business and Professions Codes, all as amended and including all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and Executive, including, but not limited to, the Employment Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Section 4 shall in any way diminish or impair: (I) any rights Executive may have to vested benefits under employee benefit plans; (II) Executive’s ability to bring proceedings to enforce this Agreement; (III) any Claims Executive may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits, or (IV) any rights Executive may have to bring any Claim for indemnification under any applicable directors and officers liability insurance policy or applicable state or federal law.

(b)

Executive acknowledges and agrees that the Company and the Releasees have fully satisfied any and all obligations owed to Executive arising out of or relating to Executive’s employment with the Company, and no further sums, payments or benefits are owed to Executive by the Company or any of the Releasees arising out of or relating to Executive’s employment with the Company, except as expressly provided in this Agreement.

(c)

This Agreement is intended to be effective as a general release of and bar to all claims as stated in this Section 4. Accordingly, Executive expressly waives all rights under Section 1542 of the California Civil Code (“Section 1542”) or any similar statute or common law doctrine under applicable law in any other jurisdiction. Section 1542 states as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Executive acknowledges that Executive may later discover claims or facts in addition to or different from those that Executive now knows or believes to exist with regard to the subject matter of this Agreement, and that, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive waives any and all claims that might arise as a result of such different or additional claims or facts.

5.

Continuing Obligations. Executive acknowledges and agrees that the covenants in Section 9 of the Employment Agreement remain in full force and effect and shall survive the execution, delivery and performance of this Agreement.

6.

No Future Employment. Executive waives any rights to employment, engagement or services with the Company or any of its affiliated or successor entities and agrees not to seek employment, engagement or services with the Company or any of its affiliated or successor entities in the future.

7.

No Assistance. Executive shall not assist in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints on behalf of any private third party against any of the Releasees, unless under a lawful subpoena or other court order to do so.

8.

Cooperation. Executive agrees to cooperate voluntarily with the Company, to provide truthful information, and to memorialize any information provided in the course of interviews with representatives of the Company or its affiliates, regarding any actual or threatened litigation involving the Company or its affiliates. Executive further agrees that Executive will cooperate with the Company and its affiliates and provide the Company or its affiliates with truthful information regarding the work that Executive has done for the Company or its affiliates, including the location and contents of all files, including electronic files, relating to such work.

9.	Permitted Disclosures.

(a)

Pursuant to 18 U.S.C. § 1833(b), Executive hereby acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he or she may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement by and between the Company and Executive is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section.

(b)

Further, nothing in this Agreement or any other agreement by and between the Company and Executive shall prohibit or restrict Executive from (i) voluntarily communicating with an attorney retained by Executive, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, a local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Executive first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled.

10.

Return of Property. Executive represents that Executive has returned to the Company all property of the Company in Executive’s possession, custody or control, including, without limitation, any and all materials and equipment supplied by the Company, such as credit cards, computers, phones, tablets, other electronic equipment and keys, and any and all documents, contracts, agreements, plans, books, notes, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, including, without limitation, any such documents or other materials which contain confidential information, and any copies of any of the foregoing. To the extent Executive has any of the foregoing property of the Company in Executive’s possession, custody or control in electronic form (for example, in Executive’s personal cloud storage or email account or on a personal computer), Executive has identified such documents to the Company, delivered identical copies of such documents to the Company (if the Company so requested), and followed the Company’s instructions regarding the permanent deletion or retention of such documents. The property which must have been returned to the Company pursuant to this Section 10 must have been returned whether in Executive’s possession, work area, home, vehicle or in the wrongful possession of any third party with Executive’s knowledge or acquiescence, and whether prepared by Executive or any other person or entity.

11.	Consultation With Counsel/Time To Review Agreement.

(a)

Executive acknowledges that (i) the Company has advised Executive to consult with an attorney of Executive’s own choosing before signing this Agreement, (ii) Executive has been given the opportunity to seek the advice of counsel, (iii) Executive has carefully read and fully understands all of the provisions of this Agreement, (iv) the release provided herein specifically applies to any rights or claims Executive may have against the Releasees pursuant to the ADEA, (v) Executive is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive is not otherwise entitled, and (vi) Executive has the full power, capacity and authority to enter into this Agreement. Executive intends that this Agreement shall not be subject to any claim for duress.

(b)

Executive understands and agrees that Executive has twenty-one (21) calendar days following Executive’s receipt of this Agreement (on [DATE]) to consider whether to sign this Agreement, although Executive may sign it sooner. For a period of seven (7) days after the date on which Executive signed it, Executive may, in Executive’s sole discretion, rescind this Agreement by delivering a written notice of rescission to the Company and delivered, by email, by hand or overnight courier service or mailed by certified or registered mail, to [NAME/TITLE/ADDRESS] by no later than 5:00 p.m. PST of the seventh (7th) day following Executive’s execution of this Agreement. If Executive timely and properly revokes his consent within such seven (7) calendar day period, the Company’s offer of the payments and benefits set forth in Section 2(b) above shall be null and void, and the release in Section 4 above shall be of no force or effect. If Executive does not rescind this Agreement pursuant to this Section 11(b), this Agreement shall become final and binding and shall be irrevocable on the eighth (8th) calendar day following the date of Executive’s execution of this Agreement. Changes to this Agreement, whether material or immaterial, shall not restart the running of the twenty-one (21) calendar day period.

12.

Non-Admission. Executive understands and agrees that neither this Agreement nor anything in it shall be considered as any admission by the Company or any other Releasee of any improper conduct whatsoever.

13.	Fees and Costs. The parties shall bear their own attorney’s fees and costs, if any.

14.

Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of California without regard to the conflict of law principles of any jurisdiction. Any court of competent jurisdiction within the State of New York shall have jurisdiction to hear and decide any controversy or claim between the Company and Executive arising under or relating to this Agreement.

15.

Amendments; Waivers. No provision of this Agreement may be changed, extended, waived, modified, discharged or terminated, except by a written instrument executed by the parties hereto which expressly states it is an amendment.

16.

Entire Agreement. This Agreement sets forth the entire understanding between the Company and Executive, and supersedes all prior agreements, representations, discussions and understandings concerning the subject matter addressed herein. The Company and Executive represent that, in executing this Agreement, each party has not relied upon any representation or statement made by the other party, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.

17.

Titles and Headings. Titles and headings to sections, subsections and sub-subsections of this Agreement are for the purposes of reference only and shall not affect the interpretation of this Agreement.

18.	Interpretation. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

19.	Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

20.

Severability. In the event that any provision (or portion thereof) of this Agreement shall be held void, voidable or unenforceable, (a) such provision (or portion thereof) shall be deemed amended to provide the parties, to the maximum extent permitted by applicable law, the intent of such provision (or portion thereof), and (b) the remaining provisions hereof shall remain in full force and effect.

21.

Counterparts. This Agreement may be executed and delivered in counterparts, each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument. Signature pages delivered by facsimile or as a PDF attachment to electronic mail shall be binding to the same extent as an original.

22.

Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company. Executive may not assign his duties or obligations under this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this instrument on the dates indicated below.

BENJAMIN OAKES

DATED:

SCRIBE THERAPEUTICS INC.

DATED:
By:	Name:
Title: